Filed Pursuant to Rule 433

Registration No. 333-198523

August 8, 2017

WPX ENERGY, INC.

Pricing Term Sheet

$150,000,000 5.25% Senior Notes due 2024

This term sheet supplements the information set forth in the Preliminary Prospectus Supplement dated August 8, 2017 to the Prospectus dated July 14, 2015 (the “Preliminary Prospectus Supplement”). Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

On September 8, 2014, the Issuer issued $500,000,000 aggregate principal amount of its 5.25% Senior Notes due 2024 (the “Initial Notes”). The Notes offered hereby are being issued as “Additional Securities” under the indenture governing the Initial Notes and will rank equally with, and form part of a single class of securities with, the Initial Notes.

Issuer:	WPX Energy, Inc.

Security Type:	Senior Unsecured Notes (the “Notes”)

Pricing Date:	August 8, 2017

Settlement Date:

August 22, 2017

It is expected that delivery of the Notes will be made to investors on or about August 22, 2017, which will be the tenth business day following the date hereof (such settlement being referred to as “T+10”). Under Rule 15c6- 1 of the Exchange Act as currently in effect, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to three business days before the Notes are delivered will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade such Notes prior to their date of delivery hereunder should consult their advisors.

Maturity Date:	September 15, 2024

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2017

Interest Record Dates:	March 1 and September 1

Principal Amount:	$150,000,000. Upon completion of this offering, $650,000,000 in aggregate principal amount of 5.25% Senior Notes due 2024 will be outstanding.

Public Offering Price:	98.500%, plus accrued interest from March 15, 2017 to the Settlement Date, which the Issuer expects to be $3,434,375 in the aggregate.

Underwriting Discounts and Commissions:	1.25%, $1,875,000

Proceeds, Before Expenses, to WPX Energy, Inc.:	$145,875,000, plus accrued interest from March 15, 2017 to the Settlement Date, which the Issuer expects to be $3,434,375 in the aggregate.

Yield to Worst:	5.509%

Coupon:	5.250%

Optional Redemption:

At any time prior to June 15, 2024, make-whole call at the Adjusted Treasury Rate + 50 bps plus accrued and unpaid interest.

At any time on or after June 15, 2024, 100% of the principal amount to be redeemed plus accrued and unpaid interest.

CUSIP / ISIN:	98212B AE3 / US98212BAE39

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

MUFG Securities America Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Joint Lead Managers:	Barclays Capital Inc. TD Securities (USA) LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNP Paribas Securities Corp BOK Financial Securities, Inc.
BBVA Securities Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, Option 5, or emailing wfscustomerservice@wellsfargo.com.